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                                                                   EXHIBIT 10.26


                                February 13, 2002

Mr. Michael J. Keough
1091 Lawrence Avenue
Lake Forest, Illinois 60045

               Re: Caraustar Industries, Inc.

Dear Mike:

        On behalf of Caraustar Industries, Inc. (the "Company"), I am pleased to offer you employment with the Company on the following terms and conditions.

        1. TITLE AND REPORTING: Senior Vice President and Chief Operating Officer, reporting to the President and CEO.

        2. DUTIES: Duties will include, but are not limited to, planning, direction and coordination of the operational and sales and marketing aspects of the Company's various business units, and such other duties consistent with your position as assigned to you from time to time.

        3.     COMPENSATION AND BENEFITS

               (a) BASE SALARY: $450,000 per year (provided in accordance with the Company's standard payroll practices for all salaried employees), which may be increased by the Board of Directors in its sole discretion.

               (b) BONUS: You will be eligible for an annual bonus at the Company's discretion under the terms of the Company's Key Employee Incentive Compensation Plan as currently in effect; provided, however, that you are guaranteed to receive a bonus for each of plan years 2002 and 2003 that will in no event be less than 20% of your base salary earned during each such plan year (i.e., the 2002 bonus will be prorated based on your time of service with the Company during 2002).

               (c) BASIC BENEFIT PLANS: You will be eligible to participate in the Company's regular health, life, disability, retirement and other benefit plans offered to all employees in accordance with the terms of those plans. In addition, you will be provided with the following other specific company-paid benefits:

               A basic life insurance policy of $1,000,000;

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Mr. Michael J. Keough
February 13, 2002
Page 2


               A long-term disability plan supplemental to the Company's basic long-term disability plan to ensure the replacement of at least 66 2/3% of your base salary in the event of a qualifying disability;

               Four weeks of earned vacation annually;

               Twenty-five years of industry service credit for purposes of the Short-Term Disability income replacement plan;

               Immediate participation upon hire in the Supplemental Employee Retirement Plan with twenty-five years of industry service credit for purposes of the benefit calculation (with the total benefit payable under the plan to be offset by any other payments from qualified plans of prior employers);

               Full relocation services as necessary for your needs under the Company's Relocation Program;

               Membership in a Country Club of your election;

               Annual financial planning services;

               A one-time non-qualified option grant to purchase 60,000 restricted shares of the Company's stock valued as of date of hire, with the grant to vest over a four-year term and be exercisable for a term of ten years; and

               Participation, if you elect, in any of the Company's other voluntary benefit plans for similarly situated employees.

        4. BUSINESS EXPENSES: You will be reimbursed for reasonable and necessary business expenses, in accordance with the Company's policies and upon presentation of appropriate documentation.

        5. MEMBERSHIP ON THE BOARD OF DIRECTORS: You will be nominated for membership to the Company's Board of Directors, subject to the terms and conditions normally applicable to such actions.

        6.     SEVERANCE BENEFITS:

               (a) In the event your employment is terminated other than because of your death or "disability" (as defined below), by you for any reason, for "cause" (as defined below) or in connection with a qualifying termination under the terms of a change in control severance agreement to be entered between you and the Company, you will be entitled to a severance benefit equal to at least twelve (12) months' continuation of your then-current base salary and benefits coverage in place at the time of termination.

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Mr. Michael J. Keough
February 13, 2002
Page 3


               (b) In the event your employment is terminated because of your death or disability, for cause, or by you for any reason, you will not be entitled to receive any compensation or benefits after the date of termination, except for any benefits accrued through the date of termination under the Company's plans.

               (c) In the event of a qualifying termination under the terms of a change in control severance agreement to be entered between you and the Company, you will be entitled to receive the benefit provided thereunder. The Company will enter such change in control severance agreement with you under terms approved by the Company's Board of Directors and provided to its other executive officers; provided, that such agreement will at a minimum provide benefits upon a qualifying termination up to the lesser of (i) twenty-four (24) months salary continuation benefit or (ii) such lesser amount as is necessary to ensure that no payments to you thereunder will cause any deductions to be disallowed to the Company or cause you to be assessed any excise taxes under the Internal Revenue Code.

               (d) For purposes of this offer, "disability" means termination owing to your inability to perform your duties hereunder by reason of disability or incapacity, due to physical or mental illness, for a period in excess of six (6) consecutive months, and "cause" means (i) your commission of a felony; or (ii) fraud, misappropriation or embezzlement involving Company property or other intentional wrongful acts that materially impair the goodwill or business of the Company or that cause material damage to the Company's property, goodwill or business.

        7. RESTRICTIVE COVENANTS: You agree, as a condition to your employment, to execute any form of confidentiality, non-competition and non-solicitation agreement reasonably requested by the Company and agree that the term of such non-competition and non-solicitation agreement shall be no less than 12 months following your termination of employment or any such longer period during which you are receiving severance benefits from the Company or any successor.

        Mike, we are excited at the prospect of your joining the Company and hope that you accept our offer. If I can answer any questions or be of further assistance in your decision process, please do not hesitate to contact me.

                                   Sincerely,

                                   CARAUSTAR INDUSTRIES, INC.


                                   By: /s/ Thomas V. Brown
                                       ______________________________________
                                       Thomas V. Brown, President and CEO

Accepted: /s/ Michael J. Keough
          _______________________________
          Michael J. Keough